Exhibit 10.3

OREXIGEN THERAPEUTICS, INC.

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

JUNE 16, 2016

Reference is made to the EMPLOYMENT AGREEMENT (the “Agreement”) dated March 30, 2015 by and between OREXIGEN THERAPEUTICS, INC. (“Orexigen” or the “Company”) with its principal place of business located at 3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA 92037 and THOMAS CANNELL (“Executive”), and AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT dated February 2, 2016 (the “First Amendment”). All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the parties desire to supersede and replace in full the First Amendment, and to amend certain terms of the Agreement in accordance with the terms hereof (this “Second Amendment”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

1.	Article I, Section 1.6(a) of the Agreement shall be amended and restated in its entirety as follows:

“Constructive Termination” means Executive’s resignation from all positions Executive then holds with the Company because of:

(a)     a material reduction in the level of responsibility associated with Executive’s employment with the Company or any surviving entity (other than a change in job title or officer title) as compared to Executive’s level of responsibility just prior to the reduction (including a requirement that Executive report to a corporate officer (other than the Chief Executive Officer) instead of reporting directly to the Chief Executive Officer, the Board or the board of directors (or equivalent governing body) of the acquiring entity; provided, however, that a merger or acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a material reduction in Executive’s level of responsibility;

2.	Article II, Section 2.1 of the Agreement shall be amended and restated in its entirety as follows:

Position and Duties. Subject to terms set forth herein, the Company agrees to employ Executive on a full time basis in the position of Chief Operating Officer and President, Global Commercial Products and Executive hereby accepts such employment. Executive shall perform such duties as are customarily associated with the position of Chief Operating Officer and President, Global Commercial Products, and such other duties as are assigned to Executive by the Chief Executive Officer of the Company. Subject to the terms of this Agreement, the Company may change Executive’s duties, responsibilities, title, and reporting relationship at its discretion. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

3.	Article III, Section 3.1 of the Agreement shall be amended and restated in its entirety as follows:

Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $460,000 (“Base Annual Salary”), less required deductions and withholdings, payable on the regular payroll dates of the Company.

4.	Article III, Section 3.2 of the Agreement shall be amended and restated in its entirety as follows:

Annual Bonus. In addition to the Base Annual Salary, during each calendar year Executive will be eligible for an annual performance bonus, equal to up to 60% of the Base Annual Salary, and which is based in part upon the achievement of Executive’s performance goals and objectives (“Annual Bonus”). The Compensation Committee of the Company’s Board shall determine in its sole discretion whether any such Annual Bonus has been earned and, if so, the amount of any such bonus. Executive must be an employee in good standing at the time the Compensation Committee decides to award the Annual Bonus and, if Executive leaves the Company at any time and for any reason prior to such date, Executive will not be eligible to receive such a bonus or any pro-rata portion of such bonus. If awarded, such Annual Bonus shall be evaluated and paid no later than December 31 of the calendar year following the calendar year to which such Annual Bonus relates.

5.	Article IV, Section 4.1 of the Agreement shall be amended and restated in its entirety as follows:

Term Limitation for Severance and Change in Control Benefits. The term for the Severance Benefits and Change in Control Benefits provided for in this Article IV herein shall continue through March 31, 2019 (the “Expiration Date”). If this Article IV is not amended or renewed by the Compensation Committee of the Company’s Board prior to the Expiration Date, this Article IV (including Executive’s right to receive the Severance Benefits and Change in Control Benefits contained herein), shall terminate automatically on such Expiration Date; provided, however, that if this Article IV terminates pursuant to this Section 4.1, the remainder of this Agreement will remain in full force and effect.

6.	Article IV, Section 4.2(b) of the Agreement shall be amended and restated in its entirety as follows:

(b)     Health Insurance.

(i)     COBRA Premiums. Provided that Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (together with any state or local laws of similar effect, “COBRA”) within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date (including coverage for Executive’s eligible dependents) (the “COBRA Premiums”) for a maximum period of twelve (12) months following the Termination Date (the “COBRA Premium Period”); provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage (including cessation of non-core coverage, such as dental and vision coverage). Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(ii)     Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s eligible dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, as soon as administratively practicable, but in no case more than five (5) business days following, the later of (A) the effective date of the general release of claims executed by Executive and (B) the date on which the Company so determines that it may no longer pay the COBRA Premiums without incurring such financial costs or penalties, a fully taxable lump sum cash payment equal to the applicable remaining unpaid COBRA Premiums for the COBRA Premium Period (including the amount of COBRA Premiums for Executive’s eligible dependents), less required tax withholdings and deductions (such amount, the “Special Cash Payment”). Executive may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums.

7.	Article IV, Section 4.3(a) of the Agreement shall be amended and restated in its entirety as follows:

Cash Severance. The Company shall make a single lump sum severance payment to Executive in an amount equal to Executive’s Base Annual Salary in effect as of the Termination Date plus an amount equal to Executive’s Annual Bonus target in effect as of the Termination Date, multiplied by 1.5, less required tax withholdings and deductions (the “Change in Control Payment”). The Change in Control Payment will be paid within sixty (60) days after the Termination Date, but in no event later than March 15 of the year following the year of termination.

8.	Article IV, Section 4.3(b) of the Agreement shall be amended and restated in its entirety as follows:

(b)     Health Insurance.

(i)     CIC COBRA Premiums. Provided that Executive elects continued coverage under the COBRA within the time period provided for under COBRA, the Company will pay the premiums necessary to continue Executive’s group health insurance coverage in effect as of the Termination Date (including coverage for Executive’s eligible dependents) (the “CIC COBRA Premiums”) for a maximum period of eighteen (18) months following the Termination Date (the “CIC COBRA Premium Period”); provided, however, that no premium payments will be made by the Company pursuant to this paragraph following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer or such other date on which Executive (and Executive’s dependents, as applicable) ceases to be eligible for COBRA coverage (including cessation of non-core coverage, such as dental and vision coverage). Executive agrees that Executive shall notify the Company in writing as soon as practical, but no later than 15 days after Executive receives coverage under a health insurance plan of a subsequent employer.

(ii)     Special Cash Payments in Lieu of CIC COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s eligible dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, as soon as administratively practicable, but in no case more than five (5) business days following, the later of (A) the effective date of the general release of claims executed by Executive and (B) the date on which the Company so determines that it may no longer pay the CIC COBRA Premiums without incurring such financial costs or penalties, a fully taxable lump sum cash payment equal to the applicable remaining unpaid CIC COBRA Premiums for the CIC COBRA Premium Period (including the amount of CIC COBRA Premiums for Executive’s eligible dependents), less required tax withholdings and deductions (such amount, the “Special CIC Cash Payment”). Executive may, but is not obligated to, use such Special CIC Cash Payment toward the cost of COBRA premiums.

9.	Article IV, Section 4.3(c) of the Agreement shall be amended and restated in its entirety as follows:

Equity Acceleration. After taking into account any additional acceleration of vesting Executive may be entitled to receive under any other plan or agreement, the Company shall cause all outstanding time-based equity awards then held by Executive (including, without limitation, stock options, restricted stock awards or similar awards, but excluding any restricted stock units that vest and/or are earned, in whole or in part, based on the attainment of performance criteria (“Performance RSUs”)) to become fully vested and, if applicable, exercisable with respect to all the shares subject thereto effective immediately prior to the

Termination Date. In all other respects, such time-based equity awards shall continue to be governed by the terms of the applicable award agreements and equity incentive plan documents and any applicable agreements between the Company and Executive. With respect to Executive’s Performance RSUs, such Performance RSUs shall continue to be governed by the terms of the equity incentive plan documents and Executive’s Performance RSU Award Agreements pursuant to which they were granted.

10.

This Second Amendment supersedes and replaces in full the First Amendment. This Second Amendment, along with the Agreement, represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter. The Agreement and this Second Amendment cannot be modified or amended except in a writing signed by an appropriate officer of the Company and Executive.

11.	This Second Amendment and the rights and obligations of the parties hereunder shall be governed by the laws of the State of California, without regard to the conflicts of law provisions thereof.

12.	This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

13.	Except for the matters set forth in this Second Amendment, all other terms of the Agreement shall remain unchanged and in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the date set forth above.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Michael A. Narachi
Name:	Michael A. Narachi
Title:	President and Chief Executive Officer

Accepted and agreed:

/s/ Thomas Cannell
Thomas Cannell